UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2006

MWI VETERINARY SUPPLY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51468	02-0620757
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation)	Number)	Identification No.)

651 S. Stratford Drive, Suite 100, Meridian, ID   83642
(Address of principal executive offices)   (Zip Code)

(800) 824-3703
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry Into a Material Definitive Agreement

On November 15, 2006, MWI Veterinary Supply, Inc.’s wholly-owned subsidiary, MWI Veterinary Supply Co. (“MWI”) and Medical Management International Inc, dba Banfield, The Pet Hospital (“Banfield”) signed contracts to extend their supply and logistics agreements.  The new contracts are effective as of December 1, 2006 through November 30, 2009, and can be terminated by either party with or without cause upon 150 days prior written notice.  These contracts provide that MWI will be the supplier of logistics to Banfield, and govern the pricing, shipping and other terms and conditions under which MWI sells products and provides services to Banfield.  Under the Agreement for Product Purchases, we provide a limited warranty with respect to all goods sold by us and paid for by Banfield that good title to the products is conveyed, that the products are delivered free of any security interest, that the products will conform to the description, grade and condition of the products invoiced and that all products will be free of any defects arising while the products are either in our possession or control or in the control of any carrier transporting the goods from us to Banfield.  We are also required to maintain insurance in an amount equal to at least the replacement cost of all property that is purchased by Banfield from third parties and is held by us on their behalf.

On November 16, 2006, MWI and Merial Limited (“Merial”) entered into a 2007-2008 Merial Independent Sales Agent Agreement, effective as of  January 1, 2007.  Under the 2007-2008 Merial Independent Sales Agent Agreement, Merial appoints MWI to sell, market and provide services related to Merial’s companion animal products to the veterinary trade.  In return, MWI is entitled to receive commissions.  The agreement expires on December 31, 2008 and may be terminated by either party without cause and without penalty upon 120 days prior written notice.  The agreement may also be terminated by either party without cause upon less than 120 days prior written notice; however, financial penalties will apply.  The agreement prohibits MWI from representing products that compete with certain of Merial’s products, particularly those which are used for the treatment and/or control and/or prevention of fleas, ticks or heartworms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MWI VETERINARY SUPPLY, INC.

Date: November 20, 2006	By:	/s/ Mary Patricia B. Thompson
Mary Patricia B. Thompson
Senior Vice President of Finance and Administration, Chief Financial Officer